Exhibit 99.3

THE DIGITAL DEVELOPMENT GROUP CORP.

2014 EQUITY INCENTIVE PLAN AMENDMENT

INTRODUCTION

On December 30, 2013, the Board of Directors of The Digital Development Group Corp. (the “Company”) adopted the 2014 Equity Incentive Plan (the "Plan").  The Plan provided that the Stock Awards under the Plan shall not exceed in the aggregate 3,000,000 shares of Common Stock.  The Plan provides that the Board of Directors at any time, and from time to time, may amend the Plan.

AMENDMENT TO SHARES SUBJECT TO THE PLAN

On February 28, 2014, the Board of Directors of the Company adopted this amendment to the Plan (the “Plan Amendment”) to provide that the Stock Awards under the Plan shall not exceed in the aggregate 6,000,000 shares of Common Stock.

EFFECTIVE DATE OF AMENDMENT

This Plan Amendment shall become effective as of February 28, 2014.

IN WITNESS WHEREOF, the Company has executed this Plan Amendment as of February 28, 2014.

THE DIGITAL DEVELOPMENT GROUP CORP.

A Nevada corporation

By: /s/ Martin W. Greenwald

      Martin W. Greenwald, CEO